UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Planet Fitness, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

The following press release was issued by Planet Fitness, Inc. on April 6, 2020.

Planet Fitness Changes to a Virtual-Only Format for Its Annual Meeting of Shareholders

HAMPTON, N.H., April 6, 2020 - Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing global franchisors and operators of fitness centers with more members than any other fitness brand, announced today that, due to the public health and safety concerns related to the COVID-19 pandemic, the Company will change its 2020 Annual Meeting of Shareholders (including any adjournments or postponements, the “Annual Meeting”) to a virtual-only format.

As previously announced, the Annual Meeting will be held at 2:00 p.m. Eastern Time on Thursday, April 30, 2020. Shareholders will not be able to attend the Annual Meeting in person. As described in the proxy materials that were previously distributed, shareholders are entitled to participate in the Annual Meeting if they were a shareholder of the Company as of the close of business on March 3, 2020, the record date, or hold a legal proxy provided by their bank, broker or other holder of record as of the record date.

Shareholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/PLNT2020 by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation.

For those who do not intend to vote at the Annual Meeting, eligible shareholders may continue to vote at www.proxyvote.com, by phone and by mail until 11:59 p.m. Eastern Time on April 29, 2020, in accordance with the instructions provided in the proxy materials that were previously distributed. You will be required to enter the control number found on your proxy card, voting instruction form or Notice of Electronic Availability that you previously received.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials. The proxy card included with the materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of December 31, 2019, Planet Fitness had approximately 14.4 million members and 2,001 stores in 50 states, the District of Columbia, Puerto Rico, Canada, the Dominican Republic, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 95% of Planet Fitness stores are owned and operated by independent business men and women.
Planet Fitness Contacts:

Brendon Frey
ICR, Investor Relations
Brendon.Frey@icrinc.com
203-682-8216

McCall Gosselin

Senior Vice President of Communications
603-957-4650
press@pfhq.com

###